EXHIBIT 10.1

August 1, 2005

Mr. William Aliber

Chief Financial Officer

Crown Media

6430 South Fiddlers Green Circle

Greenwood Village, CO 80111

Dear Mr. Aliber,

Pursuant to your request, Hallmark Cards, Incorporated confirms to you that Hallmark Cards will not instruct its wholly-owned subsidiaries to demand, nor will Hallmark Cards or any of its wholly-owned subsidiaries demand payment from Crown Media on any of the following obligations until August 31, 2006, at the earliest:

$75.0 million Note payable to HC Crown plus accrued interest thereon from time to time

$400.0 million Note payable to HC Crown plus accrued interest thereon from time to time

$100.0 million payables to Hallmark Entertainment Holdings incurred in conjunction with the library transaction

$150.0 million of license fees payable to Hallmark Entertainment Distribution (HED) Company

It would be Hallmark’s intent to re-evaluate the loan repayment schedule if all or substantially all of the assets of Crown Media were sold to a third party prior to August 31, 2006.

Finally, in the event that at any time prior to May 31, 2006 Crown Media’s banks draw on the Letter of Credit provided by Citibank N.A. in support of Crown Media’s Revolving Credit Agreement,, Hallmark will not request reimbursement from Crown Media for such amounts prior to August 31, 2006. It would be Hallmark’s intent to re-evaluate this repayment schedule if all or substantially all of the assets of Crown Media were sold to a third party prior to August 31, 2006.

Hallmark is agreeing to the above items in exchange for Crown Media agreeing to convert HED License Fees into an interest bearing debt item with interest being assessed at a rate equal to Crown Media bank facilities in existence (presently, Libor plus 300).  As an alternative to the Fees becoming interest bearing, Crown Media can elect to increase its Bank facility (subject to a Hallmark Guarantee) and repay all HED obligations with borrowings.

Sincerely,

/s/ ROBERT DRUTEN	/s/ WILLIAM ALIBER
Robert Druten	William Aliber
Chief Financial Officer	Chief Financial Officer